Exhibit 3

Execution Version

WILLIAMS PARTNERS L.P.

Common Unit Purchase Agreement

January 9, 2017

The Williams Companies, Inc.

Williams Gas Pipeline Company, LLC

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention: Donald R. Chappel

Williams Partners L.P., a Delaware limited partnership (the “Partnership”), proposes, subject to the terms and conditions stated herein, to issue and sell to The Williams Companies, Inc., a Delaware corporation (“WMB”), through its wholly-owned subsidiary, Williams Gas Pipeline Company, LLC, a Delaware limited liability company (the “Investor”), the number of common units representing limited partner interests in the Partnership (the “Common Units”) as calculated pursuant to Section 2(b) hereof (the “Investor Units”).

This is to confirm the agreement among the Partnership, WMB and the Investor concerning the purchase of the Investor Units from the Partnership by the Investor. Capitalized terms used but not defined herein will have the meanings given to them in the Partnership’s First Amended and Restated Agreement of Limited Partnership, dated as of August 3, 2010, as amended (the “Partnership Agreement”).

1. Representations, Warranties and Agreements.

(a) The Partnership represents and warrants to, and agrees with, WMB and the Investor that:

(i) The Partnership has been duly formed and is validly existing in good standing as a limited partnership under the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) with full limited partnership power and authority necessary to enter into, execute and deliver this Agreement.

(ii) As of the Closing Date (as defined in Section 4), the Investor Units will be duly authorized and, when issued and delivered to the Investor against payment therefor in accordance with the terms hereof, will be validly issued, fully paid (to the extent required by the Partnership Agreement), and non-assessable (except as such non-assessability may be affected by Sections 17-303, 17-607 and 17-804 of the Delaware Act).

(iii) The Partnership has all requisite limited partnership power and authority to issue, sell and deliver the Investor Units in accordance with and upon the terms set forth in this Agreement and the Partnership Agreement and to perform its obligations under this Agreement.

(iv) This Agreement has been duly executed and delivered by the Partnership and, assuming its due execution and delivery by the Investor, this Agreement constitutes a legal, valid and binding obligation of the Partnership, enforceable against it in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws (as defined below) relating to or affecting creditors’ rights generally and to legal principles of general applicability governing the availability of equitable remedies, including principles of good faith and fair dealing (regardless of whether such enforceability is considered in a proceeding in equity or at law) (collectively, “Enforceability Exceptions”).

(v) The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated by this Agreement (collectively, the “Transactions”), including each of the transactions contemplated by Section 2, do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which the Partnership or any of its Subsidiaries is a party or by which the Partnership or any of its Subsidiaries or properties is subject or bound that is material to the Partnership and its Subsidiaries, taken as a whole, (ii) constitute a breach or violation of, or a default under the Partnership Agreement, (iii) contravene or conflict with or constitute a violation of any provision of any law (statutory, common, or otherwise), constitution, treaty, convention, ordinance, equitable principle, code, rule, regulation, order, writ, injunction, decree, or ruling (“Law”) binding upon or applicable to the Partnership or any of its Subsidiaries, or (iv) result in the creation of any liens or other encumbrances on any of the Partnership’s (or any of its Subsidiaries’) assets.

(vi) Except for the fees payable by the Partnership to Evercore Group L.L.C., no action has been taken by or on behalf of the Partnership that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(vii) Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the New York Stock Exchange (the “NYSE”), neither the execution and delivery by the Partnership of this Agreement nor the consummation by the Partnership of the transactions contemplated hereby do or will require any registrations, qualifications, designations, declarations or filings with, or the obtaining of any permit, authorization, consent, waiver or approval of, or the giving of any notice to, in each case, any governmental authority, third party or other person.

(viii) Assuming the accuracy of the representations and warranties of the Investor contained in this Agreement, the Partnership is not required to register the Investor Units under the Securities Act in connection with the sale of the Investor Units to the Investor.

(b) WMB and the Investor represent and warrant to, and agree with, the Partnership that:

(i) Each of WMB and the Investor has been duly formed and is validly existing in good standing as a corporation and limited liability company, respectively, under the Laws of its jurisdiction of formation, with all corporate or limited liability company power and authority necessary to own or hold its properties and conduct the business in which it is engaged, in each case in all material respects.

(ii) Investor is an “accredited investor,” as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and the investment by the Investor in the Partnership is for its own account and not for the account of others, for investment purposes. The Investor Units are being acquired for investment and with no intention of distributing or reselling such Investor Units or any portion thereof or interest therein in any transaction which would be a violation of the securities Laws of the United States of America or any state or foreign country or jurisdiction.

(iii) Investor has been given reasonable access to, full and fair disclosure of all material information regarding the Partnership and the Investor Units, including reasonable access to the books and records of the Partnership. Investor acknowledges and agrees that it has been provided, to its full satisfaction, with the opportunity to ask questions concerning the terms and conditions of an investment in the Partnership and has knowingly and voluntarily elected instead to rely solely on its own investigation.

(iv) Investor understands that the Investor Units are “restricted securities” and have not been registered under the Securities Act or any applicable state securities Laws. Investor acknowledges that the Investor Units will bear a restrictive legend to that effect. Investor acknowledges and agrees that the Investor must bear the economic risk of this investment indefinitely, that the Investor Units purchased by the Investor hereunder may not be sold or transferred or offered for sale or transfer by it without registration under the Securities Act and any applicable state securities or Blue Sky Laws or the availability of exemptions therefrom, and that the Partnership has no present intention of registering the resale of any of such Investor Units.

(v) Investor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the Investor Units, and has so evaluated the merits and risks of such investment. The Investor is able to bear the economic risk of an investment in the Investor Units and, at the present time and in the foreseeable future, is able to afford a complete loss of such investment.

(vi) Investor understands that the Investor Units are being offered and sold to the Investor in reliance upon specific exemptions from the registration requirements of United States federal and state securities Laws and that the Partnership is relying upon the truth and accuracy of, and Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings, which are true, correct and complete, of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Investor Units.

(vii) WMB and Investor have a substantive pre-existing relationship with the Partnership. Neither WMB nor the Investor was identified or contacted through any marketing by the Partnership.

(viii) WMB and the Investor each has all requisite corporate or limited liability company power and authority to execute and deliver this Agreement and to perform its respective obligations hereunder in accordance with and upon the terms and conditions set forth in this Agreement.

(ix) This Agreement has been duly executed and delivered by WMB and the Investor and, assuming its due execution and delivery by the Partnership, this Agreement constitutes a legal, valid and binding obligation of each of WMB and the Investor, enforceable against such Person in accordance with its terms, subject to Enforceability Exceptions.

(x) The execution, delivery and performance of this Agreement and the consummation of the Transactions do not and will not (i) constitute a breach or violation of, or result in a default (or an event that, with notice or lapse of time or both, would become a default) under, or result in the termination or in a right of termination or cancellation of, or accelerate the performance required by, any note, bond, mortgage, indenture, deed of trust, license, franchise, lease, contract, agreement, joint venture or other instrument or obligation to which WMB or the Investor is a party or by which WMB or the Investor or their properties is subject or bound that is material to WMB or the Investor, (ii) constitute a breach or violation of, or a default under the organizational documents of WMB or the Investor, (iii) contravene or conflict with or constitute a violation of any provision of any Law binding upon or applicable to WMB or the Investor, or (iv) result in the creation of any liens or other encumbrances on any of WMB’s or the Investor’ assets.

(xi) Excluding fees payable to Morgan Stanley & Co. LLC, no action has been taken by or on behalf of WMB or the Investor that would give rise to any valid claim against any party hereto for a brokerage commission, finder’s fee or other like payment with respect to the matters contemplated hereby.

(xii) Subject to required filings under federal and state securities Laws and compliance with the rules and regulations of the NYSE, neither the execution and delivery by WMB or the Investor of this Agreement nor the consummation by WMB or the Investor of the transactions contemplated hereby do or will require any registrations, qualifications, designations, declarations or filings with, or the obtaining of any permit, authorization, consent, waiver or approval of, or the giving of any notice to, in each case, any governmental authority, third party or other person.

(xiii) As of January 6, 2017, WMB, the Investor and their Affiliates own, beneficially or of record, the following Partnership Interests: 354,234,855 Common Units, 16,690,016 Class B Units, the General Partner Interests and all the IDRs in WPZ. Except for any rights under the Partnership Agreement, WMB and the Investor’s rights under this Agreement, and the General Partner’s rights under the Common Unit Issuance Agreement, dated as of the date hereof, between the General Partner and the Partnership (the “CUIA”), no Affiliate of the General Partner has any written or oral agreement, option or warrant or similar right for the purchase or acquisition of Partnership Interests.

2. Purchase and Sale.

(a) WMB shall use its commercially reasonable efforts to consummate an offering (to be registered under the Securities Act) of WMB’s common stock (the “WMB Common Stock”) on or prior to 4:00 p.m., New York City time, on January 16, 2017 (the “Outside Date”) at a public offering price per share of at least $29.60 (the “Minimum Share Price”) and with net proceeds (inclusive of the net proceeds from the Option Exercise (as defined below), if any) of up to $3,000,000,000 (the “WMB Common Stock Offering”).

(b) Subject to the terms and conditions set forth herein, the Partnership agrees to sell the Investor Units to the Investor, and the Investor agrees to purchase the Investor Units for cash from the Partnership, at a purchase price equal to $36.08586 per Common Unit, which is equal to the five-day volume-weighted average price of WPZ Common Units for the period ending the day preceding the date hereof, less a discount of 6.5% per Common Unit (the “Investor Unit Issuance Price”). The number of Investor Units to be purchased hereunder shall be equal to (i) the net proceeds from the WMB Common Stock Offering, after giving effect to the underwriting commissions and discounts with respect thereto and other offering expenses as specified in the prospectus filed with the SEC relating to the WMB Common Stock Offering, up to $3,000,000,000 (inclusive of the net proceeds, if any, of the Option Exercise) divided by (ii) the Investor Unit Issuance Price, with such quotient rounded down to the nearest whole number. Subject to the prior sentence, in the event that the underwriters in the WMB Common Stock Offering (the “Underwriters”) exercise their option to purchase additional shares of WMB Common Stock pursuant to the underwriting agreement entered into between WMB and the Underwriters in connection with the WMB Common Stock Offering (the “Option Exercise”), the Partnership agrees to sell to the Investor, and the Investor agrees to purchase from the Partnership, at the Investor Unit Issuance Price, such additional number of Investor Units (“Option Exercise Investor Units”) equal to (i) the net proceeds from the Option Exercise, after giving effect to the underwriting commissions and discounts with respect thereto, divided by (ii) the Investor Unit Issuance Price, with such quotient rounded down to the nearest whole number. The aggregate cash consideration to be paid by the Investor for the Investor Units (as adjusted pursuant to Section 3(b)) is referred to as the “Cash Consideration.”

3. Distribution Adjustment.

(a) Within ten business days following the announcement of the applicable quarterly distribution, the Investor shall prepare and deliver, or cause to be prepared and delivered, to the Partnership a statement of its calculation, in reasonable detail, of the amount of the upward adjustment, if any, to the Cash Consideration determined by this Section 3(a) (the “Distribution Adjustment”). The Distribution Adjustment shall be equal to the sum of:

(i) If the Closing occurs prior to or on the record date for a distribution by the Partnership of Available Cash pursuant to Section 6.3 of the Partnership Agreement with respect to a calendar quarter prior to the calendar quarter in which the Closing occurs, the product of (a) the amount of such distribution to each Common Unit multiplied by (b) the number of Investor Units to be purchased hereunder at Closing; and

(ii) With respect to any distribution by the Partnership of Available Cash pursuant to Section 6.3 of the Partnership Agreement with respect to the calendar quarter in which the Closing occurs, the product of (a) the product of (1) the amount of such distribution to each Common Unit multiplied by (2) the number of Investor Units to be purchased hereunder at Closing multiplied by (b) a fraction, (1) the numerator of which is the number of days commencing with the first day of such quarter and ending on the Closing Date and (2) the denominator of which is the total number of days in such quarter.

(b) The Cash Consideration shall be adjusted upward by the Distribution Adjustment and the Investor shall pay to the Partnership, by wire or interbank transfer of immediately available funds to an account specified in writing by the Partnership, an amount in cash equal to the unpaid amount of the Distribution Adjustment on the date of each respective distribution by the Partnership in Section 3(a).

4. Delivery and Payment for the Investor Units on the Closing Date. Delivery of and payment for the Investor Units shall be made on or about 10:00 a.m., New York City time, on the WMB Common Stock Offering Closing Date, and with respect to the Option Exercise Investor Units, if applicable, the date of settlement of the WMB Common Stock issued and sold pursuant to the Option Exercise, or at such other date and time as may be mutually agreed by the Partnership and the Investor (each such date and time of delivery and payment for the Investor Units being herein called, the “Closing Date”). Delivery of the Investor Units shall be made to the Investor against payment by the Investor of the Cash Consideration (as adjusted pursuant to Section 3(b)) to or upon the order of the Partnership by wire transfer payable in same-day funds to an account specified by the Partnership.

5. Conditions of Investor’s Obligations. The obligations of the Investor to effect the Transactions hereunder at the applicable Closing shall be subject to the conditions, except as waived by the Investor in its sole discretion, that: (i) all representations and warranties and other statements of the Partnership herein are, at and as of the Closing Date, true and correct in all material respects, (ii) the WMB Common Stock Offering Shall have been consummated at a public offering price per share of WMB Common Stock greater than or equal to the Minimum Share Price, and (iii) no order shall have been entered and remained in effect in any action or proceeding before any federal, foreign, state or provincial court or governmental agency or other federal, foreign, state or provincial regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions.

6. Conditions of the Partnership’s Obligations. The obligations of the Partnership to effect the Transactions hereunder at the Closing shall be subject to the conditions, except as waived by the Partnership in its sole discretion, that: (i) all representations and warranties and other statements of the Investor herein are, at and as of the Closing Date, true and correct, except where the failure of such representations and warranties to be true and correct would not have, individually or in the aggregate, a material and adverse effect on the Partnership and its Subsidiaries, taken as a whole, or hinder or materially delay the ability of the parties to consummate the Proposed Transaction (including by requiring the Partnership to register the Investor Units under the Securities

Act in connection with the sale of the Investor Units to the Investor), (ii) the WMB Common Stock Offering Shall have been consummated, and (iii) no order shall have been entered and remained in effect in any action or proceeding before any federal, foreign, state or provincial court or governmental agency or other federal, foreign, state or provincial regulatory or administrative agency or commission that would prevent or make illegal the consummation of the transactions.

7. Termination. Either party may terminate this Agreement at any time on or after the Outside Date if the WMB Common Stock Offering has not been consummated by the Outside Date, provided that neither WMB nor Investor shall be entitled to terminate this Agreement pursuant to this Section 7 if there has been a material breach of any of their obligations under Section 2 hereof.

8. Further Assurances. Subject to the terms and conditions of this Agreement, each party will use commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper, desirable or advisable under applicable Laws, so as to enable consummation of the matters contemplated hereby, including obtaining any third party approval that is required to be obtained by the party in connection with the Transactions and the other matters contemplated by this Agreement, and using commercially reasonable efforts to lift or rescind any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the matters contemplated hereby, and using commercially reasonable efforts to defend any litigation seeking to enjoin, prevent or delay the consummation of the matters contemplated hereby or seeking material damages, and each party will cooperate fully with the other parties to that end, and will furnish to the other parties copies of all correspondence, filings and communications between it and its Affiliates, on the one hand, and any governmental authority, on the other hand, with respect to the matters contemplated hereby.

9. Notices. All statements, requests, notices and agreements hereunder shall be in writing. Any such statements, requests, notices or agreements shall take effect upon receipt thereof if delivered or sent by registered or certified mail, return receipt requested, and addressed to the intended recipient as set forth below:

if to WMB or the Investor, to:

WPZ GP LLC

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention:      Peter S. Burgess

with a copy, that shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, Colorado 80202-2642

Attention:      Steven Talley

if to the Partnership, to:

WPZ GP LLC

One Williams Center

Tulsa, Oklahoma 74172-0172

Attention:      Peter S. Burgess

                      H. Brent Austin, Chairman of the Conflicts Committee

with a copy, that shall not constitute notice, to:

Gibson, Dunn & Crutcher LLP

1801 California Street

Suite 4200

Denver, Colorado 80202-2642

Attention:      Steven Talley

and

Baker Botts L.L.P.

910 Louisiana Street

Houston, Texas 77002

Attention:      Joshua Davidson

10. Amendment; Waiver of Compliance. (a) this Agreement may be amended or modified from time to time and (b) any failure of any of the parties to comply with any obligation, covenant, agreement or condition in this Agreement may be waived by the party or parties entitled to the benefits thereof, in each case only by the written agreement of all the parties hereto; provided, however, that the Partnership may not, without the prior approval of the conflicts committee of the board of directors of the General Partner, agree to any amendment or modification of this Agreement; provided, further, that any such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

11. Assignment. This Agreement shall be binding upon, and inure solely to the benefit of, the Investor and the Partnership, and their respective heirs, executors, administrators, successors and assigns, and no other person shall acquire or have any right under or by virtue of this Agreement. This Agreement shall not be assignable by any party hereto, except with the prior written consent of the other parties hereto. Any attempted assignment or transfer in violation of this Agreement shall be null, void and ineffective.

12. Entire Agreement. This Agreement, the CUIA, the Partnership Agreement and Amendment No. 8 to the Partnership Agreement (attached to the CUIA as Exhibit I) constitute the entire agreement between the Partnership, WMB and the Investor with respect to the subject matter hereof and supersede all prior agreements and understandings (whether written or oral) between the Partnership, WMB and the Investor, with respect to the subject matter hereof.

13. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware.

14. Counterparts. This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same instrument.

If the foregoing correctly sets forth the agreement between WMB, the Investor and the Partnership, please indicate your acceptance in the space provided for that purpose on the following page.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto, through their duly authorized officers, have executed this Agreement as of the day and year set forth above.

The Williams Companies, Inc.

By:	/s/ Peter S. Burgess
	Name:	Peter S. Burgess
	Title:	Vice President Treasury & Insurance, Treasurer

Williams Gas Pipeline Company, LLC

By:	/s/ Anthony W. Rackley
	Name:	Anthony W. Rackley
	Title:	Vice President Tax and Assistant Treasurer

Williams Partners L.P.

By: WPZ GP LLC
its general partner

By:	/s/ Ted T. Timmermans
	Name:	Ted T. Timmermans
	Title:	Vice President, Controller & Chief Accounting Officer

[Common Unit Purchase Agreement]